             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

                                  JULY 5, 2000
                           REGISTRATION NO. 333-39706


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  ALPNET, INC.
                                  ------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               UTAH                                         87-0356708
               ----                                         ----------
     (STATE OF INCORPORATION)                           (I.R.S. EMPLOYER
                                                        IDENTIFICATION NO.)

                            4460 S. HIGHLAND DR. #100
                          SALT LAKE CITY, UT 84124-3543
                                 (801) 273-6600
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMES R. MORGAN
                            4460 S. HIGHLAND DR. #100
                          SALT LAKE CITY, UT 84124-3543
                                 (801) 273-6600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of class of                                   Proposed             Proposed
securities to be             Amount to be       maximum offering     maximum aggregate        Amount of
registered                  registered (1)       price per unit       offering price      registration fee
------------------------  ------------------   -------------------   -----------------    ----------------
Common stock, no par
value                       1,152,714 (2)          $3.328 (3)            3,836,232             $1,013


(1) Plus an indeterminate number of additional shares of common stock that may be issued pursuant to stock splits and stock dividends with respect to the registered shares.

(2) Number of shares issuable based on the terms of individual convertible notes issued under the Company's Convertible Unsecured Note program. Number includes Warrants of 384,238.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices of the Company's Common Stock as reported on the NASDAQ Smallcap Market on June 14, 2000.

--------------------------------------------------------------------------------


     This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

                 The Index to Exhibits is located at Page II-6.

                                   PROSPECTUS

                                  ALPNET, INC.
                             1,152,714 COMMON SHARES

     This Prospectus is part of a registration statement that covers 1,152,714 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders (the "Selling Shareholders"). We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $22,540.

     The common shares are traded on the Nasdaq Smallcap Market under the symbol AILP. The average of the high and low prices of the common shares as reported on the Nasdaq Smallcap Market on June 14, 2000 was $3.328 per Common Share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is July _____, 2000.

                                TABLE OF CONTENTS

THE COMPANY................................................................... 3

RISK FACTORS.................................................................. 5

USE OF PROCEEDS...............................................................11

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION.................................12

LEGAL MATTERS.................................................................14

EXPERTS.......................................................................14

WHERE YOU CAN FIND MORE INFORMATION...........................................14

DESCRIPTION OF CAPITAL STOCK..................................................15


     You should rely only on the information contained or incorporated by reference in this Prospectus and in any accompanying Prospectus supplement. No one has been authorized to provide you with different information.

     The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                   THE COMPANY

     ALPNET, Inc. ("ALPNET" or the "Company") is a United States multinational corporation which was incorporated in the State of Utah in 1980. The Company provides services and solutions in the multilingual information management services sector to businesses engaged in international trade. ALPNET is one of the largest dedicated suppliers of such services and solutions in the world.

     The Company was originally established to develop and market foreign language translation software and is regarded as a pioneer in the field of multilingual software development. The acquisition of several leading translation service providers in 1987 and 1988 established the Company's international presence. The Company further expanded into foreign markets in 1994 through the formation of additional foreign subsidiaries and branches. As of December 31, 1999, the Company has wholly-owned foreign subsidiaries or branches in the following countries: Canada, Brazil, United Kingdom, the Republic of Ireland, Germany, France, Spain, the Netherlands, Sweden, Singapore, Korea, China, Japan and Thailand.

     During 1999, the Company embarked on a strategic repositioning to evolve its current service offering into an Internet-based Application Service Provider ("ASP") which will rent multilingual information management software applications via the Internet. The Company will also utilize this new ASP business model to more effectively deliver its value-add information consultancy and language technology integration services. Two strategic acquisitions were completed during 1999 that form an integral part of this strategic repositioning.

     On June 30, 1999, the Company acquired EP Electronic Publishing Partners GmbH ("EP"), a German corporation which designs and develops custom built computer software systems for document, information, knowledge and translation management. The technology and expertise obtained through this acquisition provides the Company with a network-centric multilingual information management system.

     On July 30, 1999, the Company acquired Technical Publishing Services B.V. ("TPS"), a Dutch corporation providing information management consulting, systems integration services and high-end SGML (Standard Generalized Markup Language) and XML (eXtensible Markup Language) publishing solutions to international clients.

     The Company's existing service offering provides a full range of language services and solutions specifically tailored to clients engaged in international business. Among the services the Company offers are localization, documentation, translation, information consultancy and language technology integration.

     Localization is primarily offered to clients in the information technology
(IT) market and encompasses a complete linguistic, technical and cultural adaptation of products for foreign language markets. Localization services include glossary development, translation, content creation and adaption, desktop publishing, electronic and web publishing, graphics, multimedia, creative tasks, and a complete range of engineering and software testing activities.

     Documentation services are offered to a wide range of industrial clients in the automotive, consumer electronics, telecommunication, financial services, manufacturing, and other industries. The Company provides a complete service for companies that produce printed and electronic documentation and training materials. Documentation services include translation, glossary development, electronic publishing, graphics and web publishing.

     Translation services are offered to diverse clients from all industries. Such services may include the translation of text in a brochure, memorandum, sales presentation, letter, magazine or any other text. ALPNET performs translation services through its entire network in 15 countries.

     Information consultancy services include information development and content creation. Such services include information analysis and development of information strategies. Clients can significantly increase efficiency and reduce costs by applying controlled language authoring tools, creating information using SGML or XML, implementing document management systems, and by following established industry standards.

     Language technology integration services include benchmarking and evaluation of language tools, workflow definition and customization, process optimization, controlled language definition, training, terminology management, tools integration, database development and other language services such as the utilization of translation memories, machine translation, and the definition of production and quality assurance procedures.

     The Company's position as a leading supplier of multilingual information management services for almost 20 years has provided it with substantial experience in managing linguistic resources spanning people, linguistic data and technology. The Company currently offers its services on a project by project basis according to the specific needs of the client. This project-based approach makes client demand and resource planning difficult to predict which can lead to fluctuating revenue and operating results. However, the globalization of business and rapid growth of the Internet has intensified the need for clients to implement effective multilingual information strategies to support their Internet and eCommerce business models. Product life cycles and time-to-market are shortening in many industries and businesses need to manage information in Internet time while substantially reducing localization costs. A project-based approach is too slow and costly in this new business environment.

     The Company has recognized that a key business problem faced by its clients is the absence of a cost-effective information management platform that exploits the systematic use and reuse of information. Information reuse is essential in translating and managing content in multiple languages. Poor reuse compromises information quality and value and increases the cost of doing business globally. The Company proposes to solve this business problem for its existing and future clients by repositioning itself as an Internet-based ASP. Through an Internet-based system called ALPNETXchange, the Company will host integrated Web-based software applications that will enable clients to create, localize, manage, warehouse, reuse and distribute information tailored for global and local needs. The Company will host dedicated client data servers allowing clients to integrate multilingual information management capabilities directly into their own business processes. The Company's new ASP business model is expected to transform multilingual business information into a globally reusable asset.

     ALPNET is organized as a Utah corporation with its principal executive offices located at 4460 S. Highland Drive, Suite 100, Salt Lake City, Utah 84124-3543. Our telephone number is (888) 292-2819 and our electronic mail address is investors@alpnet.com.

                                  RISK FACTORS

     Prospective investors should carefully consider and evaluate the following factors relating to the Company and the offering of the Company's common stock, together with the information and financial data set forth elsewhere in this Prospectus or incorporated by reference herein, before making an investment in the Company's common stock.

     AN INVESTMENT IN THE COMPANY INVOLVES NUMEROUS SIGNIFICANT RISKS, INCLUDING THOSE SET FORTH BELOW. THE FOLLOWING RISKS, AMONG OTHERS NOTED IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

THE REPOSITIONING OF THE COMPANY AS AN INTERNET-BASED APPLICATION SERVICE PROVIDER (ASP) MAY BE DELAYED OR MAY NOT BE WIDELY ACCEPTED IN THE MARKETPLACE.

     ALPNET's new business strategy and model of providing multilingual information management services as an ASP and its new subscription pricing model are new in the industry. Clients or prospective clients, especially some of ALPNET's larger clients, may be unwilling or unable to accept these new methods of doing business. This may restrict ALPNET's ability to increase revenues from existing clients, obtain new clients, and sustain the growth that has been projected. Delays in, or problems with, the implementation of the ASP business model may also have an adverse effect upon existing, project-based client relationships.

     The ASP business model is still new in the Internet marketplace and there may be new issues or obstacles to this business model that may be encountered that could delay or prohibit its implementation in the industry.

REPOSITIONING ALPNET AS AN ASP COULD BE ADVERSELY AFFECTED IF THE DEVELOPMENT OF ALPNETXCHANGE IS DELAYED OR IT FAILS TO OPERATE EFFECTIVELY

     ALPNET's implementation of the Internet-based ASP business model is dependent both upon industry-wide technology and processes that are being developed for general use in the Internet environment as well as the Company's technological development that will be integrated in the ALPNETXchange system. Any delays or malfunction in either development or implementation of the ALPNETXchange system and any related technology and processes may have a material adverse effect upon ALPNET's business, financial condition, and results of operations.

ALPNET'S REVENUE COULD BE NEGATIVELY AFFECTED BY THE DELAY OF ONE OF ITS CLIENTS' PRODUCT RELEASES OR THE LOSS OF A MAJOR CLIENT.

     A significant portion of ALPNET's revenue is linked to the product release cycles of its clients. As a result, ALPNET performs varying amounts of work for specific clients from year to year based on their product development schedules. A major client in one year may not have use for a similar level of services in another year. In addition, ALPNET derives a significant portion of its revenues from large projects and programs for a limited number of clients. In 1999, ALPNET's ten largest clients accounted for approximately 30% of its revenue. As a result, the loss of any major client or a significant reduction in a large project's scope could materially reduce its revenue and adversely affect its business, financial condition and results of operations.

ALPNET GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS, WHICH MAKES REVENUE FORECASTING DIFFICULT.

     A majority of ALPNET's revenue is derived from individual projects rather than long-term contracts. In addition, the majority of its revenue is subject to the competitive bidding process. Therefore, ALPNET cannot assure that a client will engage it for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. The investor should not predict or anticipate ALPNET's future revenues based on the number of clients it has or the size of existing projects. The absence of long-term contracts creates an uncertain revenue stream, which could negatively affect ALPNET's business, financial condition, and results of operations.

ALPNET HAS AN ACCUMULATED DEFICIT AND ANTICIPATES LOSSES IN THE YEAR 2000 RELATED TO THE REPOSITIONING OF THE COMPANY AS AN INTERNET-BASED APPLICATION SERVICE PROVIDER (ASP).

     ALPNET had an accumulated deficit of approximately $30.0 million as of March 31, 2000. ALPNET is not permitted to pay dividends under Utah law until it has eliminated its accumulated deficit. In addition, it is anticipated that the Company will incur losses in the year 2000 as it makes the investments required to reposition the Company as an Internet-based ASP. These expenditures will include marketing and branding, investing in technology, expanding into new markets, recruiting and training of new personnel, and retraining and transitioning existing personnel who do not currently fit the Company's new business model. The Company may also make acquisitions which may significantly increase intangible assets, such as goodwill, and the charges that it may incur in connection with the amortization of these intangible assets may have a material adverse impact on its results of operations for the foreseeable future.

POTENTIAL FLUCTUATIONS IN ALPNET'S QUARTERLY RESULTS MAKE FINANCIAL FORECASTING DIFFICULT AND COULD AFFECT THE COMMON STOCK TRADING PRICE.

     As a result of fluctuations in ALPNET's revenue tied to its clients' product release cycles, the length of sales cycles, rapid growth, potential acquisitions, the emerging nature of the markets in which ALPNET competes, and other factors outside its control, ALPNET believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. The investor should not rely on the results of any one quarter as an indication of ALPNET's future performance. If, in some future quarter, ALPNET's results of operations were to fall below the expectations of securities analysts and investors, the trading price of ALPNET's common stock would likely decline.

ALPNET MAY NEED ADDITIONAL FINANCING.

     If actual revenues do not meet projections, ALPNET may not have sufficient funds to pay all operating or other expenses. If ALPNET fails to generate sufficient cash from operations to pay these expenses, management will need to identify other sources of funds. ALPNET may not be able to borrow money or issue more shares of common stock to meet its cash needs. Even if it can complete any financing transactions, such may not be on terms that are favorable or reasonable from ALPNET's perspective.

ALPNET MUST ATTRACT AND RETAIN PROFESSIONAL STAFF IN ORDER TO COMPLETE CLIENT PROJECTS AND OBTAIN NEW PROJECTS.

     ALPNET's failure to attract and retain qualified employees in the various countries of operation could impair its ability to complete existing projects and bid for, or obtain, new projects and, as a result, could have a material adverse effect on its business, financial condition, and results of operations. ALPNET's ability to grow and increase its market share largely depends on its ability to hire, train, retain, and manage highly skilled employees on a global level, including project managers, technical, translation, sales, and marketing personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services ALPNET provides. ALPNET cannot assure the investor that it will be able to attract a sufficient number of qualified employees or that it will successfully train and manage the employees it hires.

ALPNET MAY BE UNABLE TO CONTINUE TO GROW AT ITS HISTORICAL GROWTH RATES OR TO MANAGE ITS PROJECTED GROWTH EFFECTIVELY.

     Continued growth is a key component for increasing the value of ALPNET's common stock. In the past four years, ALPNET's business has grown significantly and it anticipates future internal growth, growth resulting from the repositioning of the Company, and potential growth through acquisitions. Such growth would place a significant demand on management and operational resources. In order to manage growth effectively, ALPNET must commit capital resources to implement and improve its operational systems and controls. This additional growth may further strain ALPNET's management and operational resources. ALPNET's growth could also be adversely affected by many other factors, including increased competition from traditional competitors, and new technology driven competitors, as well as general economic downturns that slow down its customer's need for Company services. As a result of these concerns, ALPNET cannot be sure that it will continue to grow, or, if it does grow, that it will be able to manage the new growth, maintain its historical growth rate, or meet its projected growth rates.

ALPNET MAY BE LIABLE FOR DEFECTS OR ERRORS IN THE SOLUTIONS IT DEVELOPS.

     Many of the services ALPNET provides are critical to its clients' businesses. Any defects or errors in these solutions could result in:

     -    delayed or lost client revenues,

     - adverse reaction to the Company's clients from their end users and, ultimately, toward the Company,

     -    claims against the Company,

     -    negative publicity, and

     -    additional expenditures to correct the problem.

     Liability claims could require ALPNET to spend significant time and money in litigation or to pay significant damages. Although it maintains general liability insurance, including coverage for errors and omissions, ALPNET cannot assure the investor that this coverage will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

ALPNET'S GOODWILL REPRESENTS A SIGNIFICANT PORTION OF ITS ASSETS; AMORTIZATION OF GOODWILL WILL ADVERSELY IMPACT NET INCOME AND ALPNET MAY NEVER REALIZE THE FULL VALUE OF ITS GOODWILL.

     The purchase of subsidiaries in 1987, 1988 and 1999 has resulted in the creation of significant goodwill, which is being amortized over periods of 12 to 25 years. At March 31, 2000, ALPNET had goodwill of approximately $10.9 million, net of accumulated amortization. ALPNET will continue to incur non-cash charges in connection with the amortization of goodwill (annually approximately $960,000), and ALPNET expects these charges will have a significant adverse impact on its results of operations for the foreseeable future.

     ALPNET cannot assure the investor that it will ever realize the value of this goodwill. In the future, as events or changes in circumstances indicate, the carrying amount of goodwill may not be recoverable. If this were to occur, ALPNET would evaluate the carrying value of its goodwill and may take an accelerated charge to earnings. Any future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on ALPNET's business, financial condition, results of operations, and the future value of its stock.

ALPNET MAY HAVE DIFFICULTY IN IDENTIFYING AND COMPETING FOR ACQUISITION OPPORTUNITIES.

     ALPNET's business strategy includes the pursuit of strategic acquisitions. From time to time, it has engaged in discussions with third parties concerning potential acquisitions of niche expertise, businesses, and operations. ALPNET currently does not have commitments or agreements with respect to any acquisition. Potential acquisition candidates would include technology companies, which traditionally are priced higher than the Company may be able to cost justify. In executing its acquisition strategy, ALPNET may be unable to identify suitable acquisition candidates. In addition, ALPNET expects to face competition from other companies for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms.

PURSUING AND COMPLETING POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.

     If ALPNET pursues any acquisition, management could spend a significant amount of time and financial resources to integrate the acquired business with its existing business. To pay for an acquisition, ALPNET might use capital stock, or cash, or a combination of both. Alternatively, ALPNET may borrow money from a bank or other lender. If it uses capital stock, ALPNET's stockholders will experience dilution. If it uses cash or debt financing, ALPNET's financial liquidity will be reduced. In addition, from an accounting perspective, an acquisition may involve nonrecurring charges or involve amortization of significant amounts of goodwill that could adversely affect ALPNET's results of operations.

     Despite the investment of these financial resources and completion of due diligence with respect to these efforts, an acquisition may not produce the revenue, earnings, or business synergies that would be anticipated, and an acquired service or technology may not perform as expected for a variety of reasons, including the following:

     - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company,

     - risks of entering markets in which the Company has no or limited prior experience,

     - expenses of any undisclosed or potential legal liabilities of the acquired company,

     - applicability of rules and regulations that might restrict the Company's ability to operate, and

     -    potential loss of key employees of the acquired company.

IF ALPNET FAILS TO KEEP PACE WITH CHANGING TECHNOLOGIES, IT MAY LOSE CLIENTS.

     ALPNET's market is characterized by rapidly changing client requirements, evolving technologies, and industry standards. If ALPNET cannot keep pace with these changes, its business could suffer. The Internet's recent growth and strong influence in ALPNET's industry magnifies these characteristics. To achieve its goals, ALPNET needs to develop strategic business solutions and methodologies that keep pace with continuing changes in industry standards, information technology, and client preferences.

IF ALPNET LOSES THE SERVICES OF KEY PERSONNEL, ITS BUSINESS AND STOCK PRICE COULD SUFFER.

     ALPNET's future success depends in large part on the continued services of a number of key personnel. The Company's management control and power is concentrated in a few key global, regional, and local managers and executives. The loss of the services of any of its key personnel could have a material adverse effect on Company business, financial condition, and results of operations. ALPNET might not be able to prevent key personnel, who may leave its employ in the future, from disclosing or using its technical knowledge, practices, or procedures. One or more of its key personnel might resign and join a competitor or form a competing company. As a result, ALPNET might lose existing or potential clients.

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING, AND BUSINESS FACTORS COULD NEGATIVELY AFFECT ALPNET'S BUSINESS IN INTERNATIONAL MARKETS.

     A large component of ALPNET's operations requires its ability to operate in international markets, as evidenced by the majority of its operations currently existing outside of the United States. The following risks, among others, are inherent in doing business internationally:

     -    unexpected changes in regulatory requirements,

     -    changes in existing union and similar employee arrangements,

     -    difficulties in staffing and managing international operations,

     -    tariffs and other trade barriers,

     -    varying payment cycles,

     -    problems in collecting accounts receivable,

     -    political and economic instability,

     - international currency issues, including fluctuations in currency exchange rates,

     -    seasonal reductions in business activity, and

     -    potentially adverse tax consequences.

     Any of these factors could have a material adverse effect on ALPNET's business, financial condition, and results of operations.

ALPNET COMPETES IN A HIGHLY COMPETITIVE MARKET THAT HAS LOW BARRIERS TO ENTRY.

     ALPNET provides a broad range of multilingual information management services and is repositioning itself as an Internet-based ASP to its clients. As a result, the market for its services is highly fragmented as the Company competes against companies in various markets. Market competitors include traditional translation companies as well as new technology companies attempting to capitalize on the Internet opportunity. Current competitors include companies such as Lionbridge Technologies, Inc., Berlitz International, Inc., Bowne & Co., Inc., Lernout & Hauspie Speech Products N.V., Sykes Enterprises, Inc., Xerox Corporation, GlobalSight Corporation, Idiom Technologies, Inc., Uniscape, Inc., WorldPoint Interactive, Inc., and other regional vendors.

     ALPNET cannot assure the investor that it will compete successfully against these companies in the future. Many of these companies have longer operating histories; significantly greater financial, marketing, and other resources; and greater name recognition than ALPNET. If it fails to be competitive with these companies in the future, ALPNET's business will be materially and adversely affected.

     ALPNET also faces competition from internal localization departments in large multinational companies, which have a vested interest in maintaining their existence. Many of these companies are prime candidates to use ALPNET's ASP services. Although companies are finding that simultaneous global release and ongoing development and maintenance of Web-based applications require new skill sets that are not available in-house, many of these companies may still perform these services in-house rather than outsourcing them. If these companies continue to localize their own products, ALPNET's business, financial condition, and results of operations may be adversely affected.

     There are relatively few barriers preventing companies from competing with ALPNET. It does not own any patented technology that precludes or inhibits others from entering its market. As a result, new market entrants pose a threat to ALPNET's business. In addition to its existing competitors, ALPNET may face further competition in the future from companies that do not presently offer multilingual information management services. Companies currently providing information technology services may choose to broaden their range of services to include multilingual information management services. While ALPNET presently uses translation memory software in its translation and localization processes and other multilingual information management software in its production processes, similar technologies in the marketplace may improve and become sophisticated enough to compete with ALPNET's technology and service offerings. ALPNET cannot assure the investor that it will be able to compete effectively with these potential future competitors.

ALPNET MAY NOT BE ABLE TO MAINTAIN ITS REPUTATION OR EXPAND ITS NAME
RECOGNITION.

     ALPNET believes that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding the targeted client base. It also believes that the importance of reputation and name recognition will increase due to the growing number of service providers in ALPNET's target market. If ALPNET's reputation is damaged or if potential clients do not know what services it provides, ALPNET may become less competitive or lose its market share. Promotion and enhancement of its name will depend largely on its success in providing high quality multilingual information management services, which it cannot assure. If clients do not perceive ALPNET's services to be of high value or high quality, its brand name and reputation could be materially and adversely affected.

ALPNET'S COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY BECAUSE OF THE INDUSTRY IN WHICH IT OPERATES.

     The market price of ALPNET's common stock could fluctuate significantly as a result of various factors including the following:

     - variations in its operating results which may cause it to fail to meet securities analysts' or investors' expectations,

     -    general economic and stock market conditions,

     -    changes in financial estimates by securities analysts,

     - earnings and other announcements by, and changes in market valuations of, providers of similar services as well as those of its clients,

     -    changes in business or regulatory conditions affecting ALPNET,

     -    announcements by ALPNET or its competitors of new service offerings,

     -    announcements or implementation of technological innovations, and

     -    trading of ALPNET's common stock.

THE INVESTOR WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION BECAUSE THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK TO BE ISSUED WILL BE LESS THAN THE MARKET PRICE.

     The market price as of the date of this Prospectus is substantially higher than the net tangible book value per share of the outstanding common stock. If the investor purchases common stock, it will incur immediate and substantial dilution. Dilution is a reduction in the net tangible book value per share from the price paid per share for the common stock.

THE INVESTOR MAY SUFFER A SUBSTANTIAL DILUTION BECAUSE OF THE EXERCISE OF EMPLOYEE STOCK OPTIONS.

     In accordance with its terms, the 1996 Executive Option Plan will expire on September 1, 2000. The Company will not be granting any additional options under this plan. As of May 31, 2000 there were outstanding options to purchase 847,666 shares of common stock under this plan, all of which will be vested on or before September 1, 2000. Because all of these options have exercise prices significantly below the current market price of the common stock, ALPNET expects that all of the options will be exercised prior to September 1, 2000.

     In addition, under the terms of the 1983 Nonstatutory Stock Option Plan, the Company may grant options to its employees on an annual basis, up to fifteen percent of the Company's outstanding Common Stock. To the extent these options are exercised, there will be further dilution.

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM ALPNET.

     ALPNET is not permitted to pay dividends under Utah law until it has eliminated its accumulated deficit and does not expect to declare or pay any cash dividends in the near future.


                                 USE OF PROCEEDS

     All net proceeds from the sale of the common shares to be issued upon conversion of the convertible notes and covered by this Prospectus will go to the Selling Shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the Selling Shareholders who convert their convertible notes into common shares. Upon exercise of the warrants issued in conjunction with the convertible notes, we will receive the exercise price of the warrants. We will receive approximately $1,280,000, if all of the warrants are exercised, and intend to use such proceeds for general corporate purposes.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     All of the common shares registered for sale under this Prospectus will be owned by the holders of certain convertible notes issued under the Company's Convertible Unsecured Note program. These convertible notes and related warrants were issued in June 2000. At any time following the date of issuance of the convertible notes and prior to the payment of the convertible notes in full, the holder may convert all or any portion of the outstanding principal amount of the convertible notes into a number of shares of ALPNET's Common Stock determined by dividing the principal amount designated by such holder to be converted by a conversion price which is defined and set forth in each note. Upon payment of each note in full, all conversion rights granted shall terminate. The holders of the warrants may exercise the warrants at any time following the date of issuance for a period of 2 years.

     This Prospectus covers the resale by the Selling Shareholders of 768,476 shares of ALPNET Common Stock that the Selling Shareholders will receive upon conversion of the convertible notes and 384,238 shares of ALPNET Common Stock that the Selling Shareholders will receive upon exercise of the related warrants.

     ALPNET is registering the common shares covered by this Prospectus for the Selling Shareholders. No Selling Shareholder holds in excess of 2 percent (2%) of ALPNET's outstanding common stock. As used in this Prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interests. ALPNET will pay the costs and fees of registering the common shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

     The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned by each of them as of the date of this Prospectus, including the shares offered hereby, and the number of common shares which may be offered pursuant to this Prospectus. This information is based upon information provided by or on behalf of the Selling Shareholders. The Selling Shareholders may offer all, some or none of their shares.

                          Common Stock       Common Stock
       NAME               Beneficially      Offered Hereby
                           Owned (1)
--------------------      ------------      --------------
Mike Lindseth               132,748            33,786
Raymond A. Lipkin           173,435           101,352
Paul V. Olson               130,052            33,786
Dennis E. Hecker            259,652            67,569
Eric P. Wilson               75,452            33,786
Ivor Carl Revere            113,463            94,596
John C. Pogue III           555,000           450,000
Donald W. Busby             337,568           317,568
Nick DeMare                  20,271            20,271
                          ---------         ---------
     Total                1,797,641         1,152,714
                          =========         =========

--------------------
(1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.


     The Selling Shareholders may sell the common shares in the market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholders may sell some or all of their common shares through:

          - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

          - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the common shares, the Selling Shareholders may enter into hedging transactions. For example, the Selling Shareholders may:

          - enter into transactions involving short sales of the common shares by broker-dealers;

          - sell common shares short themselves and redeliver such shares to close out their short positions;

          - enter into option or other types of transactions that require the Selling Shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this Prospectus; or

          - loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the Selling Shareholders qualify as "underwriters," they will be subject to the Prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

     In addition to selling their common shares under this Prospectus, the Selling Shareholders may:

          - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

          - transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

          - sell their common shares under Rule 144 of the 1933 Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Callister Nebeker & McCullough. As of the date of this Prospectus, no attorneys with such firm owned any shares of common stock of ALPNET.


                                     EXPERTS

     The consolidated financial statements of Alpnet Inc. appearing in ALPNET's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

- Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.alpnet.com.

- Stock Market. The common shares are traded as "Smallcap Securities" on the Nasdaq Smallcap Market. Material filed by ALPNET can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

- Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

- We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     1. ALPNET's Annual Report on Form 10-K for the year ended December 31, 1999, filed March 30, 2000, including all material incorporated by reference therein.

     2.   ALPNET's Proxy Statement dated April 10, 2000.

     3. ALPNET's Quarterly Report on From 10-Q for the quarter ended March 31, 2000, and filed May 12, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address:

                               Investor Relations
                            4460 S. Highland Dr. #100
                          Salt Lake City, UT 84124-3543
                        (888) 292-2819 or (303) 292-1501
                          e-mail: investors@alpnet.com.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation and Bylaws, which have been incorporated by reference in the Company's Registration Statement, of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value and 4,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

     At June 14, 2000, there were 27,964,040 shares of Common Stock outstanding (plus up to 4,491,094 shares that may be issued upon exercise of outstanding options and other convertible securities). The foregoing does not include the shares offered pursuant to this Prospectus. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

     In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 4,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. Currently, the Company has 87,339 shares of Series D Preferred Stock outstanding, which has voting rights as if the preferred shares had been converted to common shares at the ratio of nine common shares for each preferred share, for a total equivalent number of 786,051 common shares.

TRANSFER AGENT

     The transfer agent for the Common Stock of the Company is American Stock Transfer and Trust Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.


Registration fee .................................         $ 1,013
NASD filing fee ..................................              --
Nasdaq listing fee ...............................          11,527
Blue sky qualification fees and expenses .........           1,000
Printing and engraving expenses ..................           1,000
Legal fees and expenses ..........................           2,500
Accounting fees and expenses .....................           3,500
Transfer agent and registrar fees ................              --
Miscellaneous ....................................           2,000

          Total ..................................         $22,540


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Utah law provides for indemnification of directors and officers as follows:

16-10a-902 AUTHORITY TO INDEMNIFY DIRECTORS.

     (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

          (a)  his conduct was in good faith; and

          (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

          (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies he requirement of Subsection (1)(b).

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

          (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

16-10a-903 MANDATORY INDEMNIFICATION OF DIRECTORS.

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

16-10a-907 INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

     Unless a corporation's articles of incorporation provide otherwise:

     (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

     (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

     (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

16-10a-908 INSURANCE.

     A corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16-10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

16-10a-909 LIMITATIONS ON INDEMNIFICATION OF DIRECTORS.

     (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.


ITEM 16. EXHIBITS


The exhibits to this registration statement are listed in the index to exhibits on page II-6.



ITEM 17. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on the 5th day of July 2000.


                                       ALPNET, Inc.


                                       By /s/ Jaap van der Meer
                                          --------------------------
                                       President and CEO
                                       (Principal Executive Officer)



     Pursuant to the requirements of the Securities Act and the Powers of Attorney previously filed, this Registration Statement has been signed below by the following persons in the capabilities and on the date indicated.



\s\ Michael F. Eichner by James R. Morgan, attorney-in-fact          5 July 2000
-----------------------------------------------------------          -----------
Michael F. Eichner
Chairman of the Board of Directors

\s\ Jaap van der Meer                                                5 July 2000
---------------------------------                                    -----------
Jaap van der Meer
President, CEO and Director

\s\ John W. Wittwer by James R. Morgan, attorney-in-fact             5 July 2000
--------------------------------------------------------             -----------
John W. Wittwer
Vice President Finance, Chief Financial
Officer and Director

\s\ James R. Morgan                                                  5 July 2000
---------------------------------                                    -----------
James R. Morgan
Vice President Legal, Chief Legal
Officer and Director

\s\ Donald N. Reeves by James R. Morgan, attorney-in-fact            5 July 2000
---------------------------------------------------------            -----------
Donald N. Reeves
Director

\s\ Darnell L. Boehm by James R. Morgan, attorney-in-fact            5 July 2000
---------------------------------------------------------            -----------
Darnell L. Boehm
Director

\s\ Gerard J.M. Dijkstra by James R. Morgan, attorney-in-fact        5 July 2000
-------------------------------------------------------------        -----------
Gerard J. M. Dijkstra
Director

INDEX TO EXHIBITS


EXHIBIT
NUMBER   DESCRIPTION OF DOCUMENT
-------  -----------------------
4.1      Form of Convertible Unsecured Note...................................  (iii)
4.2      Form of Warrant to Purchase Common Stock of ALPNET, Inc..............   (iv)
5.1      Opinion of Callister, Nebeker & McCullough...........................    (i)
23.1     Consent of Ernst & Young LLP, Independent Auditors...................    (i)
23.2     Consent of Richter, Usher & Vineberg, Independent Auditors...........    (i)
23.3     Consent of Friedman & Friedman, Independent Auditors.................    (i)
23.4     Consent of Callister, Nebeker & McCullough...........................   (ii)



-------------------


(i)   Filed herewith.

(ii)  Contained in exhibit 5.1.

(iii) Previously filed as exhibit 4.1 to the Company's Form S-3 files with the SEC on June 1, 2000, as file no. 333-38284.

(iv) Previously filed.